EXHIBIT 3.1

FIRST AMENDMENT
TO BYLAWS
of HEALTHTRONICS, INC.

         This First Amendment to the Bylaws of HealthTronics, Inc., dated as of November 10, 2004 (the “Bylaws”), hereby amends the Bylaws as follows effective as of December 17, 2007:

         1. Article V of the Bylaws is hereby amended and restated in its entirety as follows:

“ARTICLE V
STOCK

         SECTION 1. Stock Certificates. The shares of stock of the Corporation may be certificated or uncertificated, as provided under Georgia law, and shall be entered in the books of the Corporation and registered as they are issued. Any certificates representing shares of stock shall be in such form as may be approved by the Board of Directors and shall be signed by the Chairman of the Board, the Chief Executive Officer or the President, together with the Corporate Secretary or an Assistant Secretary of the Corporation. The signatures of such officers upon a certificate may be facsimile if the certificate is countersigned by a transfer agent or registrar other than the Corporation itself or an employee of the Corporation. No share certificates shall be issued until consideration for the shares represented thereby has been fully paid. In case any Officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such Officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such Officer at the date of issue.

Within a reasonable time after the issuance or transfer of uncertificated shares of stock, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Georgia, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s Articles of Incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the Corporation.

         SECTION 2. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and subject to the provisions of this subsection 2, the Corporation shall issue a new certificate or evidence of the issuance of uncertificated shares to the shareholder entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares and subject to the provisions of this subsection 2, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the Corporation.

The Corporation may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper. Upon the surrender of any certificate for transfer of stock, such certificate shall be marked on its face “Canceled”. The Board of Directors may make such additional rules concerning the issuance, transfer and registration of stock and requirements regarding the establishment of lost, destroyed or wrongfully taken stock certificates (including any requirement of an indemnity bond prior to issuance of any replacement certificate and provision for appointment of a transfer agent and a registrar) as it deems appropriate.

         SECTION 3. Registered Shareholders. The Corporation may deem and treat the holder of record of any shares of stock, whether certificated or uncertificated, as shown on the books of the Corporation as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.

         SECTION 4. Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the Board of Directors of the Corporation may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy (70) days and, in the case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of shareholders is to be taken.”

         2. As amended and restated by the foregoing, the Bylaws shall remain in full force and effect.

HEALTHTRONICS, INC. By: /s/ James S.B. Whittenburg James S.B. Whittenburg President and Chief Executive Officer